Exhibit 4.3

HUT 8 CORP.

ROLLOVER OPTION PLAN

Hut 8 Corp., a Delaware corporation (the “Company”), hereby establishes this Hut 8 Corp. Rollover Option Plan (the “Plan”), effective as of the Effective Date.

1.             Purpose; Eligibility.

1.1           General Purpose. The purpose of this Plan is to enable the Company to grant USBTC Replacement Options as contemplated by the Business Combination Agreement.

1.2           Eligible Award Recipients. The persons eligible to receive Awards are the USBTC Optionholders.

1.3           Available Awards. Awards that may be granted under the Plan are: (a) Incentive Stock Options; and (b) Non-qualified Stock Options.

2.             Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any Incentive Stock Option or Non-qualified Stock Option issued under the Plan.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of February 6, 2023, by and among the Company, Hut and USBTC, as amended from time to time.

“Cause” means with respect to any Employee or Consultant: (a) If the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or (b) If no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; or (iv) material violation of state or federal securities laws.

With respect to any Director, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following: (a) malfeasance in office; (b) gross misconduct or neglect; (c) false or fraudulent misrepresentation inducing the director’s appointment; (d) willful conversion of corporate funds; or (e) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” means (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any Person that is not a subsidiary of the Company; (b) the Incumbent Directors cease for any reason to constitute at least a majority of the Board; (c) the date which is 10 business days prior to the consummation of a complete liquidation or dissolution of the Company; (d) the acquisition (after the Effective Date) by any Person of Beneficial Ownership of 50% or more (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) any acquisition which complies with clauses, (i), (ii) and (iii) of subsection (e) of this definition or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or (e) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination. For the avoidance of doubt, no acquisition(s) by a current Affiliate who holds in excess of 50% Beneficial Ownership will be deemed a Change in Control.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means a committee of two or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.3 and Section 3.4 or, to the extent no such committee has been appointed or to the extent the Board exercises its authority to administer the Plan notwithstanding the appointment of such committee, the Board.

“Common Stock” means the common stock, $0.00001 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Consultant” means any individual who is engaged by the Company or any Affiliate to render consulting or advisory services.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

“Corresponding USBTC Option” means, with respect to an Option, the corresponding USBTC Option with respect to which such Option is issued as contemplated by Section 2.3(3) of the Business Combination Agreement.

“Director” means a member of the Board.

“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.10 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.10 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Disqualifying Disposition” has the meaning set forth in Section 15.12.

“Effective Date” shall have the meaning set forth in the Business Combination Agreement.

“Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fair Market Value” means, as of the last trading day before the grant of the Award, the value of the Common Stock determined as follows: (i) if there is a public market for the shares of Common Stock on such date, the closing price of the shares as reported on such date on the principal national securities exchange on which the shares are listed or, if no sales of shares have been reported on any national securities exchange, then the immediately preceding date on which sales of the shares have been so reported or quoted, and (ii) if there is no public market for the shares of Common Stock on such date, then the fair market value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

“Hut” means Hut 8 Mining Corp., a corporation existing under the laws of the Province of British Columbia.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

“Merger” means the merger of USBTC and Merger Subco (as such term is defined in the Business Combination Agreement) pursuant to the Nevada Revised Statutes, as amended, and the Business Combination Agreement.

“Merger Effective Time” has the meaning set forth in the Business Combination Agreement.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.

“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.

“Original Grant Date” means, with respect to a USBTC Option, the “Grant Date” of such USBTC Option for purposes of, and as determined in accordance with, the USBTC Plan.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Permitted Transferee” means: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Committee in connection with a program established and approved by the Committee pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Non- qualified Stock Option; and (c) such other transferees as may be permitted by the Committee in its sole discretion.

“Plan” means this Hut 8 Corp. Rollover Equity Incentive Plan, as amended and/or amended and restated from time to time.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933.

“Stock for Stock Exchange” has the meaning set forth in Section 6.4.

“USBTC” means U.S. Data Mining Group, Inc., a Nevada corporation.

“USBTC Common Stock” means the common stock of USBTC, $0.00001 par value per share.

“USBTC Incentive Stock Option” means each USBTC Option that was designated as an Incentive Stock Option (solely for purposes of this provision, as defined in the USBTC Plan) under the USBTC Plan at the time of grant of such USBTC Option.

“USBTC Non-Qualified Stock Option” means each USBTC Option that is not a USBTC Incentive Stock Option.

“USBTC Option” means each option to purchase USBTC Common Stock that was issued pursuant to the USBTC Plan and that is issued and outstanding as of immediately prior to the Merger Effective Time.

“USBTC Optionholder” means each holder of a USBTC Option.

“USBTC Plan” means the U.S. Data Mining Group, Inc. 2021 Equity Incentive Plan, as amended from time to time.

“USBTC Replacement Options” has the meaning set forth in the Business Combination Agreement. The Options issued under this Plan are USBTC Replacement Options.

3.             Administration.

3.1           Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a)        to construe and interpret the Plan and apply its provisions;

(b)        to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c)        to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)       to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act;

(e)        to determine when Awards are to be granted under the Plan;

(f)         from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;

(g)        to determine the number of shares of Common Stock to be made subject to each Award;

(h)        to determine whether each Option is to be an Incentive Stock Option or a Non- qualified Stock Option;

(i)         to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(j)         [Reserved.];

(l)         to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(m)       to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(n)        to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(o)        to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(p)        to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing, shareholder approval shall be required before the repricing is effective.

3.2           Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3           Delegation. The Committee or, if no Committee has been appointed, the Board may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

3.4          Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Directors appointed from time to time by the Board.

3.5          Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.             Shares Subject to the Plan.

4.1           Subject to adjustment in accordance with Section 12 and 4.2(b) below, a total of 4,490,400 shares of Common Stock shall be authorized for Awards granted under the Plan (provided that, no more than 4,490,400 shares of Common Stock may be granted as Incentive Stock Options). During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards. Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

4.2           The Company shall not be permitted to grant any Awards after the Effective Date.

4.3           If any shares subject to an Award granted under the Plan are forfeited, an Award granted under the Plan expires or otherwise terminates without issuance of shares, or an Award granted under the Plan is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the shares subject to such Award, such shares shall not, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again become available for grant under the Plan. Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option or (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation.

5.             Eligibility.

5.1           Eligibility for Specific Awards. Incentive Stock Options may be granted only to USBTC Optionholders who held USBTC Incentive Stock Options. Non-Qualified Stock Options may be granted only to USBTC Optionholders who held USBTC Non-Qualified Stock Options.

5.2           [Reserved.]

6.             Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan and Section 2.3(3) of the Business Combination Agreement as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-Qualified Stock Options at the time of grant; provided, that, any Option issued with respect to a Corresponding USBTC Option that was designated as an Incentive Stock Option (solely for purposes of this provision, as defined in the USBTC Plan) under the USBTC Plan at the time of grant of such USBTC Option but which fails to satisfy the requirement of an “incentive stock option” within the meaning of Section 422 of the Code shall be treated as a non-qualified stock option even if the Award Agreement for such Option characterizes such Option as an Incentive Stock Option. If certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of Section 2.3(3) of the Business Combination Agreement and each of the following provisions:

6.1           Term. The term of each Option shall be the same term as applied to the Corresponding USBTC Option as measured from the Original Grant Date of the Corresponding USBTC Option.

6.2           Exercise Price of an Incentive Stock Option. Each Incentive Stock Option shall have an Option Exercise Price determined pursuant to Section 2.3(3) of the Business Combination Agreement based on the exercise price of the Corresponding USBTC Option.

6.3           Exercise Price of a Non-qualified Stock Option. Each Non-Qualified Stock Option shall have an Option Exercise Price determined pursuant to Section 2.3(3) of the Business Combination Agreement based on the exercise price of the Corresponding USBTC Option.

6.4           Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid by: (i) delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

6.5           Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6           Transferability of a Non-qualified Stock Option. A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.7           Vesting of Options. Each Option shall initially have the same vesting schedule as the Corresponding USBTC Option. Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

6.8           Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee or, prior to the Effective Date, by the board of directors of USBTC, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months (except for Non-qualified Stock Options which shall be 12 months) following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

6.9           Extension of Termination Date. An Optionholder’s Award Agreement may, but need not, provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.10         Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.11         Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

6.12         Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (solely for purposes of this provision, as defined in the USBTC Plan) (determined at the time of grant of a Corresponding USBTC Option) of USBTC Common Stock with respect to which Corresponding USBTC Options that were designated as USBTC Incentive Stock Options were or, on or after the Effective Date disregarding the cancellation of the USBTC Options and replacement of such USBTC with Options, would be exercisable for the first time by any Optionholder during any calendar year (under all plans of USBTC and its Affiliates (solely for purposes of this provision, as defined in the USBTC Plan)) exceeded or exceeds $100,000, the Options or portions thereof issued in respect of the Corresponding USBTC Options which exceed such limit (according to the order in which the Corresponding USBTC Options were granted) shall be treated as Non-qualified Stock Options.

7.             [Reserved.]

8.             Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

9.             Public Offering; Lock-Up. If so requested by the Company or the underwriters in connection with the initial public offering of the Company’s securities registered under the Securities Act, Participant shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired (except for those being registered) without the prior written consent of the Company or such underwriters, as the case may be, for 180 days from the effective date of the registration statement, plus such additional period, to the extent required by FINRA rules, up to a maximum of 216 days from the effective date of the registration statement, and Participant shall execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such offering.

10.           Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

11.           Miscellaneous.

11.1         Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

11.2         Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 12 hereof.

11.3         No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

11.4         Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

11.5         Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

12.           Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Effective Date, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the maximum number of shares of Common Stock subject to all Awards stated in Section 4 and the maximum number of shares of Common Stock with respect to which any one person may be granted Awards during any period stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 12, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 12 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 12 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 12 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

13.           Effect of Change in Control.

13.1         To the extent provided in an Award Agreement or as otherwise determined by the Committee in its sole discretion at the time of a Change in Control:

(a)        In the event of a Change in Control, all Options shall become immediately exercisable with respect to 100% of the shares subject to such Options.

(b)        [Reserved.]

To the extent practicable, any actions taken by the Committee under the preceding clause (a) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the shares of Common Stock subject to their Awards.

13.2         In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of their respective vested Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. In the case of any Option with an exercise price that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option without the payment of consideration therefor.

13.3        The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

14.           Amendment of the Plan and Awards.

14.1         Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 12 relating to adjustments upon changes in Common Stock and Section 14.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

14.2         Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval.

14.3         Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

14.4         No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

14.5         Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

15.            General Provisions.

15.1         Forfeiture Events. To the extent provided in an Award Agreement, each Award and the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of the events described below, in addition to applicable vesting conditions of an Award. Such events include a breach of a duty of confidentiality, competing with the Company, soliciting Company personnel after employment is terminated, failure to assign any invention or technology to the Company if such assignment is a condition of employment or any other agreements between the Company and the Participant, a termination of the Participant’s Continuous Service for Cause, violation of the Company’s insider trading policy, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates as determined by the Board.

15.2         Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

15.3         Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

15.4         Sub-plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

15.5         [Reserved.]

15.6         Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

15.7         Recapitalizations. Each Award Agreement shall contain provisions required to reflect the provisions of Section 12.

15.8         Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.

15.9         No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

15.10       Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Committee may deem advisable.

15.11       Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

15.12       Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Original Grant Date of the corresponding USBTC Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

15.13       Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 15.13, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

15.14       [Reserved]

15.15       Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

15.16       Expenses. The costs of administering the Plan shall be paid by the Company.

15.17       Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

15.18       Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

15.19       Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non- uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

16.           Termination of the Plan. The Plan shall terminate automatically on the Effective Date after the grant of all Options required to be granted by Section 2.3(3) of the Business Combination Agreement. No Award shall be granted pursuant to the Plan after the Effective Date, but Awards theretofore granted may extend beyond that date and shall remain subject to the terms of the Plan.

17.           Choice of Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

As adopted by the Board of Directors on November 27, 2023.

As approved by the Company’s shareholders on November 27, 2023.